Exhibit 99.1

4Front Ventures Reports Third Quarter 2021 Financial Results and Provides Business Update

Systemwide Pro Forma Revenue1 of $33.1 million compared to $22.3 million in Q3 2020, increased 48% year over year, and decreased 4% sequentially as compared to Q2 2021

GAAP-reported revenue of $25.9 million, an increase of 70% year over year and a decrease of 4% from Q2 2021

Q3 2021 Adjusted EBITDA increased 103% to $7.5 million as compared to $3.7 million in Q3 2020, representing an Adjusted EBITDA margin of 23% as compared to an Adjusted EBITDA margin of 22% in Q2 2021

Commenced Construction on the First Phase of an up to 558,000 Sq. Ft. Cultivation and Production Facility in Matteson, Illinois

State-of-the-art 170,000 Square Foot Manufacturing Facility in Commerce, California Now Officially Open and Operational

Announced Proposed Acquisition of Massachusetts Based New England Cannabis Corporation

The Company's Existing Licensed Projects at Maturity Represent a Long-term Revenue and EBITDA Opportunity Upwards of $650 Million and $250 Million

Conference call to be held today, November 17, 2021 at 5:00 p.m. ET

PHOENIX, Ariz., Nov. 17, 2021 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its financial results for the third quarter ended September 30, 2021 ("Q3 2021"). All financial information is presented in U.S. dollars unless otherwise indicated.

Q3 2021 Financial Results Highlights

•	Systemwide Pro Forma Revenue of $33.1 million compared to $22.3 million in Q3 2020, an increase of 48% year over year and decrease of 4% from Q2 2021
•	GAAP-reported revenue of $25.9 million, an increase of 70% year over year and a decrease of 4% from Q2 2021
•	Adjusted EBITDA of $7.5 million, an increase of 103% year over year and flat as compared to Q2 2021, representing an Adjusted EBITDA margin of 23% as compared to an Adjusted EBITDA margin of 22% in Q2 2021

Q3 2021 Operational Highlights and Current Developments

•	California
•	The Company's state-of-the-art 170,000 square foot production facility in Commerce, California is now open and operational following permitting delays experienced during the local approval process. Scaled production and inventory build began this month with initial weekly production volumes in excess of those currently achieved in the Company's market-leading Washington facilities. Pre-commercial sales activity has been strong, and first revenues were achieved this week.
•	Illinois
•	The Company closed the first phase of its multiphase expansion project of an up to 558,000 square foot new cultivation and production facility in Matteson, Illinois.
•	Construction on Phase 1, a 350,000 square foot cultivation and production facility, began in Q3 2021 and is expected to be completed in Q4 2022. The facility is expected to begin operations in Q1 2023.
•	Massachusetts
•	In August, the Company opened its third adult-use dispensary, Mission Brookline, serving the Allston Innovation Corridor, a vibrant community within the wider Boston University and Boston metropolitan area.
•	The Company announced a definitive agreement in October to acquire New England Cannabis Corporation ("NECC") and its fully operational 55,000 square foot cultivation and production facility, more than doubling 4Front's total flower canopy and tripling the current processing and manufacturing space in the state upon closing.

Management Commentary

"In the third quarter we reached several substantial operational milestones that we believe have set the table for our growth well through 2022 and beyond," said Leo Gontmakher, Chief Executive Officer of 4Front. "While we experienced some regulatory delays in getting Commerce up and running, we are more confident than ever that we have the tools, facilities, and teams in place to meet our considerable growth expectations in the coming year."

"During the quarter we made meaningful progress in the development of our three key growth markets of California, Illinois, and Massachusetts," Mr. Gontmakher added. "In Illinois, we officially broke ground this summer on the construction of our cultivation and production facility in Matteson. Construction of the facility is expected to last through 2022, with Phase 1 anticipated to come online in the first quarter of 2023, offering 4Front's in-house brands and products to the growing retail and wholesale markets in the state."

"Following the opening in Brookline of our third adult-use Mission dispensary in Massachusetts, we were thrilled to announce our proposed acquisition of New England Cannabis at the beginning of October. We believe that the acquisition of NECC and its fully operational, brand-new cultivation and production facility will more than double our total flowering canopy in Massachusetts and is expected to be accretive to 2022 EBITDA and beyond. As we continue to bring our high quality, low-cost cultivation and efficient production methodologies to Massachusetts, we are confident that the mechanics are now in place for continued operational efficiency at scale," he continued.

"In California, we are happy to announce that our highly anticipated 170,000 square foot manufacturing facility in Commerce is now open, operational, and currently manufacturing nine of 4Front's 20 brands and over 160 different SKUs. We will be providing our suite of high-quality, branded products and wholesale goods to licensed dispensaries throughout the state through our partnership with Nabis, a leading distributor in the California market. As our Commerce team continues to ramp up production, we fully expect the facility will soon become the premier multi-product manufacturer in the country due to the sheer scale and its high-throughput efficiencies," said Mr. Gontmakher.

"We have consistently stated that the advantages to our low-cost, scalable operations are most readily apparent when applied over a large platform, and we remain focused on demonstrating the value of the 4Front model at scale following the completion of these latest operational initiatives. Our team's diverse skillset combined with our compelling asset base in strategic markets has given us significant momentum coming into the end of 2021, and I am more confident than ever that 4Front is positioned for robust, scaled growth in 2022," Mr. Gontmakher concluded.

Business Updates and Developments

Systemwide Pro Forma Revenue of $33.1 million compared to $22.3 million in Q3 2020, an increase of 48% year over year and decrease of 4% over Q2 2021. GAAP-reported revenue similarly increased 70% year over year to $25.9 million but decreased 4% over Q2 2021. The modest sequential down-tick in growth compared to the previous quarter was impacted by permitting delays during the local review process for both the Commerce, CA facility and Brookline, MA dispensary.

Q3 2021 Adjusted EBITDA grew 103% year-over-year to $7.5 million, up from $3.7 million in Q3 2020 and flat as compared to Q2 2021, representing an Adjusted EBITDA margin of 23% as compared to Adjusted EBITDA margin of 22% in Q2 2021. While higher overall dispensary sales and increased sales of the Company's internally produced products continue to drive systemwide margin improvements as designed, meaningful quarterly EBITDA growth predicated on a fully operational California manufacturing facility was temporarily hindered due to delays in the local review process for the Commerce facility.

Construction of the Company's new cultivation and production facility in Matteson, Illinois, is now underway. Construction of the first phase, a 250,000 square foot building with 65,000 square feet of flowering canopy and approximately 70,000 square feet of manufacturing space began in August and is anticipated to be completed in Q4 2022. 4Front intends to use the facility to produce the Company's more than 20 in-house brands and 1,800 products, which will be offered to Illinois customers at an accessible price point at its Mission Dispensaries and partner dispensaries across the state. The Matteson facility is also expected to produce a variety of wholesale, white-labeled products such as flower, concentrates, edibles, tinctures, gel capsules and other manufactured products for other multi-state operators, cannabis businesses and brands in Illinois. The full expansion of the facility, once realized, will encompass 558,000 square feet to help meet demand in the fast-growing Illinois cannabis market. The first phase of the facility is expected to begin operations in Q1 2023.

The Company's state-of-the-art 170,000 square foot manufacturing facility in Commerce, California is now open and operational. The Company's branded and wholesale manufactured products will be sold to licensed dispensaries in California via its partnership with Nabis, a leading distributor of cannabis products covering 100% of licensed retailers in the state. The facility is Currently producing nine of 4Front's 20 brands and 164 different SKUs including gummies, hard candy, caramels, fruit chews, mints, capsules, tinctures, vapes and infused pre-rolls, and 4Front brand favorites like Maris™ Mints, Marmas™, Pebbles™, Chewees™, Hi-Burst™, Verdure™ and Terp Stix™. Nabis has also leased 20,000 square feet of the Company's Commerce facility, enabling retail products to seamlessly integrate into Nabis' inventory for distribution.

The Company has announced the proposed acquisition of NECC, significantly bolstering 4Front's presence in the key Massachusetts market. Following a capital commitment from Navy Capital to lead in the financing of the proposed acquisition, the Company has entered into agreements to acquire 100% interest of NECC for a total consideration of $55 million. The transaction, once closed, is expected to be accretive to 2022 EBITDA and beyond and will significantly expand 4Front's strategic position in this core market, enabling broader market penetration of its diverse range of low-cost, high-quality products and brands. Subject to receipt of regulatory approval and the satisfaction or waiver of customary closing conditions, the acquisition of NECC is expected to close in the fourth quarter of 2021.

Conference Call Details

The Company will host a conference call and webcast today, Wednesday, November 17, 2021, at 5:00 p.m. ET to review its operational and financial results and provide an update on current business trends.

DATE:	Wednesday, November 17, 2021
TIME:	5:00 p.m. Eastern Time
U.S./CANADA TOLL-FREE DIAL-IN:	866-248-8441
CONFIRMATION NUMBER:	1662764
WEBCAST:	The conference call will be broadcast live and available for replay at this link.
REPLAY:	A telephonic replay of the conference call will be available until Wednesday, December 1, 2021. Toll-free replay number: 1-888-203-1112 Replay entry code: 1662764
INTERNATIONAL DIAL-IN ASSISTANCE:	Contact IR@4FrontVentures.com

_______________________
[1] See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion" below for more information regarding non-GAAP measures referred to herein: Systemwide Pro Forma Revenue and Adjusted EBITDA

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator who owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated "Mission Dispensaries" and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit www.4frontventures.com.

Financial Statements

4FRONT VENTURES CORP.
Formerly 4Front Holdings, LLC
Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$8,477	$18,932
Accounts receivable	1,152	437
Other receivables	481	1,341
Current portion of lease receivables	3,585	3,450
Inventory	27,006	18,037
Current portion of notes receivable	172	264
Prepaid expenses	2,394	2,275
Total current assets	43,267	44,736
Property and equipment, net	45,580	33,618
Notes receivable and accrued interest	-	91
Lease receivables	6,973	7,595
Intangible assets, net	26,883	28,790
Goodwill	23,155	23,155
Right-of-use assets	62,084	62,466
Deposits	4,170	4,305
TOTAL ASSETS	$212,112	$204,756

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$4,716	$4,722
Accrued expenses and other current liabilities	7,929	6,427
Taxes payable	21,534	11,502
Derivative liability	3,878	5,807
Current portion of convertible notes	2,858	1,652
Current portion of lease liability	1,774	1,909
Current portion of contingent consideration payable	3,316	2,393
Current portion of notes payable and accrued interest	3,959	3,372
Total current liabilities	49,964	37,784
Convertible notes	-	14,722
Notes payable and accrued interest from related party	47,588	45,362
Long term notes payable	1,812	1,907
Long term accounts payable	1,600	1,600
Contingent consideration payable	-	3,103
Deferred tax liability	7,162	6,530
Lease liability	52,407	51,545
TOTAL LIABILITIES	160,533	162,553
SHAREHOLDERS' EQUITY
Equity attributable to 4Front Ventures Corp.	273,877	250,583
Additional paid-in capital	50,094	42,116
Deficit	(272,459)	(250,548)
Total 4Front Ventures Corp. shareholders' equity	51,512	42,151
Non-controlling interest	67	52
TOTAL SHAREHOLDERS' EQUITY	51,579	42,203
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$212,112	$204,756

4FRONT VENTURES CORP.
Formerly 4Front Holdings, LLC
Consolidated Statements of Operations and Comprehensive Loss
For the Three and Nine Months Ended September 30, 2021 and September 30, 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE
Revenue from sale of goods	$23,126	$12,410	$67,658	$32,132
Real estate income	2,815	2,883	8,374	8,514
Total revenues	25,941	15,293	76,032	40,646
Cost of goods sold	(10,269)	(6,061)	(30,210)	(18,756)
Gross profit	15,672	9,232	45,822	21,890
OPERATING EXPENSES
Selling and marketing expenses	5,992	4,125	17,863	16,429
General and administrative expenses	7,170	3,855	17,418	12,036
Equity based compensation	2,603	1,517	7,978	3,792
Depreciation and amortization	831	780	2,466	2,668
Total operating expenses	16,596	10,277	45,725	34,925
Income (Loss) from operations	(924)	(1,045)	97	(13,035)
Other income (expense)
Interest income	2	7	13	71
Interest expense	(2,532)	(4,678)	(7,894)	(11,691)
Amortization of loan discount upon conversion of debt to equity	-	-	(2,915)	-
Change in fair value of derivative liability	3,345	-	502	-
Loss on lease termination	-	(518)	(1,210)	-
Other income	56	8	56	2,727
Total other income (expense)	871	(5,181)	(11,448)	(9,411)
Net loss before income taxes	(53)	(6,226)	(11,351)	(22,446)
Income tax expense	(4,541)	(2,504)	(10,545)	(5,427)
Net loss from continuing operations, net of taxes	(4,594)	(8,730)	(21,896)	(27,873)
Net income from discontinued operations, net of taxes	-	4,761	-	15,473
Net loss	(4,594)	(3,969)	(21,896)	(12,400)
Net (income) loss attributable to non-controlling interest	5	67	15	41
Net loss attributable to shareholders	$(4,599)	$(4,036)	$(21,911)	$(12,441)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.04)	$(0.02)
Weighted average number of shares outstanding, basic and diluted	592,631,092	503,793,796	590,084,188	517,323,350

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures such as Systemwide Pro Forma Revenue and Adjusted EBITDA. These measures do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers.

4Front defines Systemwide Pro Forma Revenue as total revenue plus revenue from entities with which the Company has a management contract, or effectively similar relationship (net of any management fee or effectively similar revenue) but does not consolidate the financial results of per U.S. GAAP ASC 810. 4Front considers this measure to be an appropriate indicator of the growth and scope of the business.

Adjusted EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization, share-based compensation expense, other non-cash expenses, and one-time charges related to acquisition costs, financing related costs, extraordinary pre-opening expenses and non-recurring expenses. 4Front considers this measure to be an important indicator of the financial strength and performance of our business.

Systemwide Pro Forma Revenue Reconciliation for the Three Months Ended September 30, 2021

Revenue (GAAP)	$25,941
Less: Real Estate Income	2,815
Plus: Systemwide Revenue Adjustment	9,943
Systemwide Pro Forma Revenue (non-GAAP)	$33,069

This news release was prepared by management of 4Front Ventures. The Canadian Securities Exchange ("CSE") has not reviewed and does not accept responsibility for the adequacy of this news release. Neither the CSE nor its Regulation Services Provider (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

This news release does not constitute an offer to sell or a solicitation of an offer to sell any of the securities in the United States.

Forward Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front Ventures' periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions, are forward-looking statements.

Forward-looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front Ventures, statements regarding when or if transactions will close or required conditions to closing will be attained, statements regarding future financial performance of the Company, statements regarding commencement and completion of construction of facilities and distribution of product, the availability of financing, the accretive nature of transactions, the ability to enter into definitive agreements for funding and acquisition opportunities, the impact of the transactions on the current and future business of 4Front and other statements regarding future developments of the business. Although 4Front Ventures has attempted to identify important factors that could cause actual results, performance or achievements to differ materially from those contained in the forward-looking statements, there can be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended, including, but not limited to: dependence on entering into definitive agreements and satisfying closing conditions, obtaining regulatory approvals; and engagement in activities currently considered illegal under U.S. federal laws; change in laws; limited operating history; reliance on management; the impact of Covid-19; requirements for additional financing; competition; hindering market growth and state adoption due to inconsistent public opinion and perception of the medical-use and adult-use marijuana industry; and regulatory or political change.

There can be no assurance that such information will prove to be accurate or that management's expectations or estimates of future developments, circumstances or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward-looking statements may differ materially from actual results or events.

Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this news release are made as of the date of this release. 4Front Ventures disclaims any intention or obligation to update or revise such information, except as required by applicable law, and 4Front Ventures does not assume any liability for disclosure relating to any other company mentioned herein.

SOURCE 4Front

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer and Interim Chief Financial Officer, IR@4frontventures.com, 602-633-3067; Brian Pinkston, MATTIO Communications, brian@mattio.com, 703-926-9159, 4Front Media Contacts; Ellen Mellody, MATTIO Communications, ellen@mattio.com, 570-209-2947

CO: 4Front

CNW 16:05e 17-NOV-21